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                   Filed Pursuant to Rule 424(b)(3) and (c)
                             File Number 333-34126

              PROSPECTUS SUPPLEMENT NO. 1 DATED October 2, 2000
                     to Prospectus Dated June 6, 2000


                        Socrates Technologies Corporation
                                1,000,000 SHARES
                                  COMMON STOCK


     This prospectus supplement dated October 2, 2000, supplements the prospectus dated June 6, 2000 of Socrates Technologies Corporation relating to the public offering of up to 1,000,000 shares of our common stock. The June 6 transaction and this transaction are not underwritten. The shares are offered by a selling shareholder, Farshad Sajedi, a director of the Company and the chief executive officer and president of Networkland Inc., a wholly-owned subsidiary of the Company. Mr. Sajedi will transfer a minimum of 100,000 shares to two investors in order to satisfy the obligation of the Company to deliver shares to them in connection with the Company's June 2000 private placement. Mr. Sajedi will be repaid in either cash or shares of common stock within 90 days. Mr. Sajedi may also sell from time to time all or part of his remaining shares of common stock in the open market or in private sales. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.


                             SELLING STOCKHOLDER

         The following table summarizes the shares being offered by Farshad Sajedi under this Prospectus Supplement Number 1 and amends the table appearing on page 5 of the Prospectus:

SELLING STOCKHOLDER        SHARES BEING OFFERED      SHARES OWNED AFTER SALE

Farshad Sajedi             1,000,000                          1,000,000 (1)
 1911 North Fort
 Myer Drive
 Rosslyn, Virginia 22209

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(1) Assumes the sale or transfer of all 1,000,000 shares.